Exhibit 99.1
April 17, 2013

Plexus Corp. Reports Second Quarter Results

•	Fiscal second quarter revenue of $558 million, EPS of $0.52

•	Initiates Q3 fiscal 2013 revenue guidance of $550 - $580 million

NEENAH, WI - April 17, 2013 - Plexus Corp. (NASDAQ: PLXS), today announced financial results for its fiscal second quarter ended March 30, 2013.

	Three Months Ended
	March 30, 2013	December 29, 2012	March 31, 2012
(US$ in thousands, except EPS)	Q2 F13	Q1 F13	Q2 F12

Revenue	$557,824	$530,532	$573,470
Gross profit	$52,021	$51,162	$54,624
Operating profit	$23,188	$21,484	$25,768
Net income	$17,975	$16,616	$19,958
Diluted earnings per share	$0.52	$0.47	$0.56

Gross margin	9.3%	9.6%	9.5%
Operating margin	4.2%	4.1%	4.5%
Return on invested capital	12.7%	12.6%	14.4%

Q2 Fiscal 2013 Results (quarter ended March 30, 2013)

•	Revenue: $558 million, relative to our guidance of $550 to $580 million

•	Diluted EPS: $0.52, including $0.08 per share of stock-based compensation expense, relative to our guidance of $0.50 to $0.55

•	Return on invested capital (ROIC): 12.7%

Q3 Fiscal 2013 Guidance

•	Revenue: $550 to $580 million

•	Diluted EPS: $0.55 to $0.62, excluding any restructuring charges and including approximately $0.08 per share of stock-based compensation expense

Dean Foate, Chairman, President and CEO, commented, “Fiscal second quarter revenues were up 5% sequentially to $558 million, with diluted EPS of $0.52. Revenue performance in our Networking/Communications sector was meaningfully below our expectations as several customers struggled with end-market demand. While we experienced forecast volatility in other sectors, the end results for the quarter were relatively in line with our guidance. The previously disclosed disengagement of Juniper Networks remains on track, with production expected to cease as of the end of our fiscal third quarter of 2013.”

Mr. Foate continued, “During the quarter, we won 33 new programs in our Manufacturing Solutions group; we anticipate these wins will generate approximately $143 million in annualized revenue, when fully ramped into production. While these results were below our strong performance in recent quarters, our funnel of qualified business opportunities improved about 10% during the quarter to $2.4 billion.”

Ginger Jones, Senior Vice President and CFO, commented, “Gross margin was 9.3% for the fiscal second quarter, at the top of our expected range due primarily to positive customer mix. Selling and administrative expenses were lower than our expectations at $28.8 million, the result of continuing cost management initiatives. As a result, operating margin was 4.2%, slightly above our expectations.”

Ms. Jones continued, “During the fiscal second quarter we purchased $15.5 million of our shares at an average price of $25.17 per share under the $50 million stock repurchase program approved on October 23, 2012. Fiscal year to date we have purchased $21.5 million of our shares under this program at an average price of $24.56 per share. We expect to complete this repurchase program relatively consistently over the balance of fiscal 2013. This program reflects our desire to return cash to shareholders in a disciplined way and our commitment to total shareholder return.”

Ms. Jones concluded, “Fiscal second quarter cash cycle days, including customer deposits, were 64 days and better than our expectations. Days in receivables were five days higher than the prior quarter and were offset by a decrease of five days in inventory compared to the prior quarter. Accounts payable days stayed flat as compared to the prior quarter, while customer deposits increased by ten days related to a customer disengagement deposit from Juniper Networks. We generated $27 million of free cash flow during the quarter.”

Mr. Foate concluded, “We are establishing fiscal third quarter 2013 revenue guidance of $550 to $580 million. At that level of revenue we anticipate diluted EPS of $0.55 to $0.62, excluding any restructuring charges and including approximately $0.08 per share of stock-based compensation expense. The midpoint of this guidance range suggests that our fiscal third quarter revenue would be up slightly compared to our fiscal second quarter. We currently anticipate $1.0 to $1.5 million of restructuring charges in our fiscal third quarter, primarily for severance related to the disengagement of Juniper Networks.”

Plexus provides non-GAAP supplemental information such as return on invested capital (“ROIC”), free cash flow and earnings excluding restructuring charges. ROIC is used for internal management assessments because it provides additional insight into ongoing financial performance. In addition, we provide non-GAAP measures because we believe they offer insight into the metrics that are driving management decisions as well as management’s performance under the tests that it sets for itself. Earnings excluding restructuring charges is provided to facilitate meaningful period to period comparisons of underlying performance by eliminating infrequent or unusual charges. Please refer to the attached reconciliations of non-GAAP supplemental data.

Market Sector Breakout

Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s focus on its global business and market development sector strategy.

Market Sector ($ in millions)	Q2 F13		Q1 F13		Q2 F12
Networking/Communications	$213	38%	$199	37%	$210	37%
Healthcare/Life Sciences	$129	23%	$133	25%	$114	20%
Industrial/Commercial	$140	25%	$131	25%	$189	33%
Defense/Security/Aerospace	$76	14%	$68	13%	$60	10%
Total Revenue	$558		$531		$573

Fiscal Q2 Supplemental Information

•
ROIC for the fiscal second quarter was 12.7%. The Company defines ROIC as tax-effected annualized operating income divided by average invested capital over a rolling three-quarter period for the second quarter and a rolling two-quarter period for the first quarter. Invested capital is defined as equity plus debt, less cash and cash equivalents.

•
Cash flow provided by operations was approximately $54 million for the quarter. Capital expenditures for the quarter were $27 million. Free cash flow was positive for the quarter, at approximately $27 million. The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures.

•	Top 10 customers comprised 57% of revenue during the quarter, up 1 percentage point from the previous quarter.

•	Cash Conversion Cycle:

Cash Conversion Cycle	Q2 F13	Q1 F13	Q2 F12
Days in Accounts Receivable	55	50	47
Days in Inventory	87	92	87
Days in Accounts Payable	(61)	(61)	(62)
Days in Cash Deposits	(17)	(7)	(6)
Annualized Cash Cycle	64	74	66

Conference Call/Webcast and Replay Information:

What:	Plexus Corp.’s Fiscal Q2 Earnings Conference Call and Webcast
When:	Thursday, April 18th at 8:30 a.m. Eastern Time
Where:
The webcast is accompanied by reference materials which can be found at http://phx.corporate-ir.net/phoenix.zhtml?c=106655&p=irol-news&nyo=0. The live webcast may also be accessed at: http://www.media-server.com/m/p/4u8h9z5d.

Participants may also listen to the call by calling 1-800-264-7882 with confirmation: 3449452.

Replay:
The call will be archived until May 18, 2013 at 11:59 p.m. Central Time at http://phx.corporate-ir.net/phoenix.zhtml?c=106655&p=quarterlyEarnings or via telephone replay at 1-888-843-7419 or 1-630- 652-3042 with Passcode: 3449 4452#

For further information, please contact:
Ginger Jones, Senior VP and Chief Financial Officer
1-920-751-5487 or ginger.jones@plexus.com

About Plexus Corp. – The Product Realization Company
Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer-focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining services to deliver comprehensive end-to-end solutions for customers in the America, European and Asia-Pacific regions.

Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 140 branded product companies in the Networking/Communications, Healthcare/Life Sciences, Industrial/Commercial and Defense/Security/Aerospace market sectors.

Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the poor visibility of future orders, particularly in view of current economic conditions; the effects on Plexus of Juniper Network, Inc.’s (Juniper’s) intended disengagement; the adequacy of restructuring and similar charges as compared to actual expenses; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the particular risks relative to new or recent customers or programs, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; our ability to manage successfully a complex business model characterized by high customer and product mix, low volumes and demanding quality, regulatory, and other requirements; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; the effects of shortages and delays in obtaining components as a result of economic cycles or natural disasters; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the weakness of areas of the global economy and the continuing instability of the global financial markets and banking system, including the potential inability of our customers or suppliers to access credit facilities; the effect of changes in the pricing and margins of products; the effect of start-up costs of new programs and facilities, such as our announced plans to replace facilities in Romania and the United States, and other recent, planned and potential future expansions; increasing regulatory and compliance requirements; possible unexpected costs and operating disruption in transitioning programs; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the potential effects of regional results on our taxes and ability to use deferred tax assets; the potential effect of world or local events or other events outside our control (such as drug cartel-related violence in Mexico, instability in the Korean peninsula, changes in oil prices, terrorism and weather events); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings (particularly in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended September 29, 2012).

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	March 30,	March 31,	March 30,	March 31,
	2013	2012	2013	2012
Net sales	$557,824	$573,470	$1,088,356	$1,103,124
Cost of sales	505,803	518,846	985,173	996,848

Gross profit	52,021	54,624	103,183	106,276

Operating expenses:
Selling and administrative expenses	28,833	28,856	58,511	56,746
Operating income	23,188	25,768	44,672	49,530

Other income (expense):
Interest expense	(3,640)	(4,020)	(7,360)	(8,080)
Interest income	383	415	780	898
Miscellaneous	-	228	(475)	(317)

Income before income taxes	19,931	22,391	37,617	42,031

Income tax expense	1,956	2,433	3,026	4,203

Net income	$17,975	$19,958	$34,591	$37,828

Earnings per share:
Basic	$0.52	$0.57	$1.01	$1.09
Diluted	$0.52	$0.56	$1.00	$1.07

Weighted average shares outstanding:
Basic	34,286	34,874	34,253	34,737
Diluted	34,694	35,658	34,673	35,431

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
ROIC Calculation	Six Months Ended		Three Months Ended		Six Months Ended
	March 30, 2013		December 29, 2012		March 31, 2012
Operating income		$44,672		$21,484		$49,530
	x	2	x	4	x	2
Annualized operating income		89,344		85,936		99,060
Tax rate	x	8%	x	6%	x	10%
Tax impact		7,148		5,156		9,906
Operating income (tax effected)		$82,196		$80,780		$89,154

Average invested capital		$645,402		$640,992		$619,311

ROIC		12.7%		12.6%		14.4%

	March 30, 2013	December 29, 2012	September 29, 2012
Equity	$669,047	$664,515	$649,022
Plus:
Debt - current	2,893	10,310	10,211
Debt - non-current	258,789	259,516	260,211
Less:
Cash and cash equivalents	(276,507)	(274,183)	(297,619)
	$654,222	$660,158	$621,825

Fiscal 2013 second quarter average invested capital (March 30, 2013, December 29, 2012 and September 29, 2012) was $645,402.
Fiscal 2013 first quarter average invested capital (December 29, 2012 and September 29, 2012) was $640,992.

	March 31, 2012	December 31, 2011	October 1, 2011
Equity	$615,296	$581,811	$558,882
Plus:
Debt - current	17,518	17,446	17,350
Debt - non-current	261,542	265,941	270,292
Less:
Cash and cash equivalents	(257,754)	(248,284)	(242,107)
	$636,602	$616,914	$604,417

Fiscal 2012 second quarter average invested capital (March 31, 2012, December 31, 2011 and October 1, 2011) was $619,311.

Free Cash Flow Calculation
The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures. For the three months ended March 30, 2013 cash flow provided by operations was approximately $54 million less capital expenditures of approximately $27 million, resulting in positive free cash flow of approximately $27 million.

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	March 30,	September 29,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$276,507	$297,619
Accounts receivable	335,279	323,210
Inventories	484,327	457,691
Deferred income taxes	2,246	2,232
Prepaid expenses and other	22,199	15,785

Total current assets	1,120,558	1,096,537

Property, plant and equipment, net	295,138	265,191
Deferred income taxes	3,771	4,335
Other	41,609	42,136

Total assets	$1,461,076	$1,408,199

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,893	$10,211
Accounts payable	337,694	341,276
Customer deposits	96,778	36,384
Accrued liabilities:
Salaries and wages	34,646	45,450
Other	43,163	46,550

Total current liabilities	515,174	479,871

Long-term debt and capital lease obligations, net of current portion	258,789	260,211
Other liabilities	18,066	19,095
Total non-current liabilities	276,855	279,306

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized,
48,944 and 48,851 shares issued, respectively,
and 34,313 and 35,097 shares outstanding, respectively	489	489
Additional paid-in-capital	441,208	435,546
Common stock held in treasury, at cost, 14,631 and 13,754, respectively	(421,651)	(400,110)
Retained earnings	631,504	596,913
Accumulated other comprehensive income	17,497	16,184

Total shareholders’ equity	669,047	649,022

Total liabilities and shareholders’ equity	$1,461,076	$1,408,199
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